June 2022

Preliminary Pricing Supplement No. 5,356

Registration Statement Nos. 333-250103; 333-250103-01

Dated June 2, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented and modified by this document. The notes offer investors an opportunity to receive, on each annual coupon payment date, a coupon based upon the value of the worst performing of the Dow Jones Industrial AverageSM and the S&P 500® Index, which we refer to collectively as the underlying indices. On each annual coupon payment date, investors will receive a coupon at a rate of either (i) 4.00% to 6.00% (the higher coupon payment, to be determined on the pricing date) or (ii) 1.00% (the lower coupon payment), as measured on the applicable determination date, as follows: If the index closing value of each underlying index on a determination date is greater than or equal to its respective initial index value, investors will receive the higher coupon payment on the related coupon payment date. However, if the index closing value of either underlying index is less than its respective initial index value on a determination date, investors will receive the lower coupon payment on the related coupon payment date. At maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the stated principal amount of $1,000 plus the applicable coupon, depending on the performance of the worst performing underlying index. These long-dated notes are for investors who are concerned about principal risk but seek income and who are willing to forgo upside participation in any appreciation of the underlying indices in exchange for the repayment of principal at maturity and the opportunity to receive the higher coupon payment when the index closing value of each underlying index is greater than or equal to its respective initial index value on an annual determination date. Because all payments on the notes are based on the worst performing of the underlying indices, the fact that the notes are linked to two underlying indices does not provide any asset diversification benefits and instead means that if either of the underlying indices depreciates, investors will receive only the lower coupon, and this will not be offset or mitigated by any positive performance by the other underlying index. Investors will not participate in any appreciation of either underlying index. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	June 27, 2022
Original issue date:	June 30, 2022 (3 business days after the pricing date)
Maturity date:	June 30, 2027
Underlying indices:	Dow Jones Industrial AverageSM (the “INDU Index”) and S&P 500® Index (the “SPX Index”)
Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + the final coupon payment
Coupon:

●If, on any annual determination date, the index closing value of each underlying index on such date is greater than or equal to its respective initial index value, we will pay the higher coupon payment on the related coupon payment date.

●If, on any annual determination date, the index closing value of either underlying index is less than its respective initial index value, we will pay the lower coupon payment on the related coupon payment date.

Higher coupon payment:	4.00% to 6.00% of the stated principal amount. The actual higher coupon payment will be determined on the pricing date.
Lower coupon payment:	1.00% of the stated principal amount
Worst performing underlying index:	On any index business day, the underlying index with the lesser percent change from its initial index value to its final index value
Initial index value:	With respect to the INDU Index, , which is its index closing value on the pricing date With respect to the SPX Index, , which is its index closing value on the pricing date
Final index value:	With respect to each underlying index, the respective index closing value on the final determination date
Determination dates:

Annually, on June 27, 2023, June 26, 2024, June 25, 2025, June 25, 2026 and June 25, 2027, subject to postponement for non-trading days and certain market disruption events. We also refer to June 25, 2027 as the final determination date.

Coupon payment dates:

Annually, on June 30, 2023, June 30, 2024, June 30, 2025, June 30, 2026 and the maturity date, provided that if any such day is not a business day, that coupon payment will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day.

CUSIP / ISIN:	61774DNC7 / US61774DNC73
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $935.80 per note, or within $55.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)See “Use of proceeds and hedging” on page 20.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020 Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Investment Summary

Market-Linked Contingent Income Notes

The Market Linked Contingent Income Notes due June 30, 2027 Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index (the “notes”) offer investors an opportunity to receive a coupon based upon the value of the worst performing underlying index, as measured on the applicable determination date. On each annual coupon payment date, investors will receive a coupon at a rate of either (i) 4.00% to 6.00% (the higher coupon payment, to be determined on the pricing date) or (ii) 1.00% (the lower coupon payment), as measured on the applicable determination date, as follows: If the index closing value of each underlying index on a determination date is greater than or equal to its respective initial index value, investors will receive the higher coupon payment on the related coupon payment date. However, if the index closing value of either underlying index is less than its respective initial index value on a determination date, investors will receive the lower coupon payment on the related coupon payment date. At maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the stated principal amount of $1,000 plus the applicable coupon, depending on the performance of the worst performing underlying index. Investors will not participate in any appreciation in the price of any of the underlying indices. The notes provide investors:

◼the repayment of principal at maturity, subject to our credit risk

◼the possibility of receiving the higher coupon payment when the index closing value of each underlying index is greater than or equal to its respective initial index value on an annual determination date

◼no exposure to any decline of the underlying indices if the notes are held to maturity

All payments on the notes are subject to our credit risk.

Maturity:	5 years
Coupon:

●If, on any annual determination date, the index closing value of each underlying index on such date is greater than or equal to its respective initial index value, we will pay the higher coupon payment on the related coupon payment date.

●If, on any annual determination date, the index closing value of either underlying index is less than its respective initial index value, we will pay the lower coupon payment on the related coupon payment date.

Payment at maturity:	The payment due at maturity per $1,000 stated principal amount will equal: $1,000 + the final coupon payment

June 2022 Page 2

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $935.80, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the higher coupon payment and the lower coupon payment, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

June 2022 Page 3

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Key Investment Rationale

Market-Linked Contingent Income Notes provide for the repayment of principal at maturity, subject to our creditworthiness. They are for investors who are concerned about principal risk but seek income and who are willing to forgo upside participation in any appreciation of the underlying indices in exchange for the repayment of principal at maturity and the opportunity to receive the higher coupon payment when the index closing value of each underlying index is greater than or equal to its respective initial index value on an annual determination date. Investors will not participate in any appreciation in the price of any of the underlying indices.

Repayment of Principal	The notes offer investors an opportunity to receive a higher coupon payment, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.
Higher-coupon Scenario

On each coupon determination date, the index closing value of each underlying index is greater than or equal to its respective initial index value and the notes pay the higher coupon of 4.00% to 6.00% of the stated principal amount on each of the annual coupon payment dates. The actual higher coupon payment will be determined on the pricing date.

Lower-coupon Scenario

On each coupon determination date, the index closing value of each underlying index is less than its respective initial index value and the notes pay only the lower coupon of 1.00% of the stated principal amount on each of the annual coupon payment dates.

June 2022 Page 4

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payments on the notes. The following examples are for illustrative purposes only. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. The actual initial index value for each underlying index will be determined on the pricing date. The below examples are based on the following terms:

Stated Principal Amount:	$1,000 per note
Hypothetical Higher Coupon Payment:	4.00%. The actual higher coupon payment will be determined on the pricing date.
Lower Coupon Payment:	1.00%

EXAMPLE 1: On each of the 5 annual determination dates, the index closing value for each underlying index is at or above its respective initial index value. Therefore, you would receive the hypothetical higher coupon payment of 4.00% of the stated principal amount on each coupon payment date. The total payment over the 5-year term of the notes equals:

Coupon Payment Date 1	Higher Coupon Payment	$40.00
Coupon Payment Date 2	Higher Coupon Payment	$40.00
Coupon Payment Date 3	Higher Coupon Payment	$40.00
Coupon Payment Date 4	Higher Coupon Payment	$40.00
Maturity Date	Stated Principal Amount + Higher Coupon Payment	$1,040.00
Total Payment =		$1,200.00

This example illustrates the scenario where you receive the higher coupon payment on every coupon payment date throughout the term of the notes. This example, therefore, represents the maximum amount payable over the 5-year term of the notes. To the extent that the index closing value of either underlying index declines below its respective initial index value on any determination date, investors will receive the lower coupon payment for such determination date, which would result in a total payment that is less than the total payment in the example above.

EXAMPLE 2: On 3 of the 5 annual determination dates, the index closing value for each underlying index is at or above its respective initial index value. Therefore, you would receive the hypothetical higher coupon payment of 4.00% of the stated principal amount on each of the 3 corresponding coupon payment dates. However, on the other 2 determination dates, the index closing value of at least one underlying index has declined below its respective initial index value. Therefore, you would receive the lower coupon payment of 1.00% of the stated principal amount on each of the 2 corresponding coupon payment dates. The total payment over the 5-year term of the notes equals:

Coupon Payment Date 1	Lower Coupon Payment	$10.00
Coupon Payment Date 2	Higher Coupon Payment	$40.00
Coupon Payment Date 3	Higher Coupon Payment	$40.00
Coupon Payment Date 4	Higher Coupon Payment	$40.00
Maturity Date	Stated Principal Amount + Lower Coupon Payment	$1,010.00
Total Payment =		$1,140.00

June 2022 Page 5

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

EXAMPLE 3: On 1 of the 5 annual determination dates, the index closing value for each underlying index is at or above its respective initial index value. Therefore, you would receive the hypothetical higher coupon payment of 4.00% of the stated principal amount on the corresponding coupon payment date. However, on the other 4 determination dates, the index closing value of at least one underlying index has declined below its respective initial index value. Therefore, you would receive the lower coupon payment of 1.00% of the stated principal amount on each of the 4 corresponding coupon payment dates. The total payment over the 5-year term of the notes equals:

Coupon Payment Date 1	Lower Coupon Payment	$10.00
Coupon Payment Date 2	Lower Coupon Payment	$10.00
Coupon Payment Date 3	Lower Coupon Payment	$10.00
Coupon Payment Date 4	Higher Coupon Payment	$40.00
Maturity Date	Stated Principal Amount + Lower Coupon Payment	$1,010.00
Total Payment =		$1,080.00

EXAMPLE 4: On each of the 5 annual determination dates, the index closing value for at least one underlying index is below its respective initial index value. Therefore, you would receive the lower coupon payment of 1.00% of the stated principal amount on each coupon payment date. The total payment over the 5-year term of the notes equals:

Coupon Payment Date 1	Lower Coupon Payment	$10.00
Coupon Payment Date 2	Lower Coupon Payment	$10.00
Coupon Payment Date 3	Lower Coupon Payment	$10.00
Coupon Payment Date 4	Lower Coupon Payment	$10.00
Maturity Date	Stated Principal Amount + Lower Coupon Payment	$1,010.00
Total Payment =		$1,050.00

If the index closing value of either underlying index on any determination date is less than its respective initial index value, you will receive only the lower coupon payment with respect to such determination date.

June 2022 Page 6

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼You will receive only the lower coupon payment for each annual period for which the index closing value of either underlying index on the related determination date is below its respective initial index value. If the index closing value of either underlying index on any determination date is below its respective initial index value, you will receive only the lower coupon payment of 1.00% of the stated principal amount for each such annual period.

◼Investors will not participate in any appreciation of the underlying indices. Investors will not participate in any appreciation in the values of the underlying indices from their respective initial index values, and the return on the notes will be limited to the coupon payments that are paid with respect to each annual determination date. It is possible that the index closing value of either underlying index could be below its respective initial index value on most or all of the determination dates so that you will receive only the lower coupon payments.

◼The coupon is paid on an annual basis and is based solely on the index closing values of the underlying indices on the specified determination dates. Whether the higher coupon payment or lower coupon payment will be paid with respect to an annual determination date will be based on the index closing value of each underlying index on such date. As a result, you will not know whether you will receive the higher coupon payment or the lower coupon payment until near the end of the relevant annual period. Moreover, because the annual coupon is based solely on the index closing value of each underlying index on a specific determination date, if any such index closing value is less than the respective initial index value, you will receive the lower coupon payment, even if the index closing value of such underlying index was higher on other days during the term of the notes, and even if the index closing value of the other underlying index is greater than or equal to its respective initial index value.

◼The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

othe volatility (frequency and magnitude of changes in value) of the underlying indices,

ointerest and yield rates in the market,

odividend rates on the securities underlying the underlying indices,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or equities markets generally and which may affect the value of each underlying index, othe time remaining until the notes mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlying indices and changes in the constituent stocks of such indices, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a

June 2022 Page 7

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

substantial discount from the stated principal amount of $1,000 per note if the closing value of either underlying index at the time of sale is at or below its index closing value on the pricing date, or if market interest rates rise. You cannot predict the future performance of any of the underlying indices based on their historical performance. There can be no assurance that the index closing value of each underlying index on the determination dates will be greater than or equal to its respective initial index value such that you will receive the higher coupon payment for any annual period.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore, you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼Not equivalent to investing in the underlying indices. Investing in the notes is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the notes will not participate in any positive performance of any underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute any underlying index.

◼The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market

June 2022 Page 8

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

◼The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index values, the index closing values on each determination date, whether the lower coupon payment or higher coupon payment will be paid on each coupon payment date and at maturity, whether a market disruption event has occurred and the payments to you on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of an underlying index. Such determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Additional Terms of the Notes—Additional Terms—Postponement of coupon payment dates and maturity date,” “—Postponement of determination dates,” “—Calculation agent,” “—Market disruption event,” “—Discontinuance of an underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices and in futures and/or options contracts on the underlying indices, as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination dates approach. Some of our other affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial index value

June 2022 Page 9

Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

of an underlying index, and, therefore, could increase the value above which such underlying index must close on the determination dates so that investors receive the higher coupon payment (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the value of an underlying index on the determination dates, and, accordingly, whether we pay the lower coupon payment or higher coupon payment on the coupon payment dates.

Risks Relating to the Underlying Indices

◼You are exposed to the price risk of each underlying index with respect to each annual coupon payment. Your return on the notes is not linked to a basket consisting of each underlying index. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the performance of each underlying index. Poor performance by either underlying index over the term of the notes will result in your receiving only the lower coupon payments, and will not be offset or mitigated by any positive performance by the other underlying index. To receive the higher coupon payment on any coupon payment date, each underlying index must close at or above its respective initial index value on the applicable determination date. Therefore, if either underlying index has declined to below its initial index value as of a determination date, you will receive only the lower coupon payment on the related coupon payment date, even if the other underlying index has appreciated. Accordingly, your investment is subject to the price risk of each underlying index.

◼Because the notes are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of receiving the lower coupon payments than if the notes were linked to just one underlying index. The risk that you will receive the lower coupon payment on any coupon payment date is greater if you invest in the notes as opposed to similar notes that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that either underlying index will close at or below its respective initial index value on any determination date, and therefore it is more likely that you will receive the lower coupon payment on any or all of the coupon payment dates than if the notes were linked to just only one of the underlying indices.

◼Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index can add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on a determination date, the index closing value on the determination date will be an amount based on the value of such underlying index, based on the closing prices of the stocks constituting such discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of such underlying index.

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Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on May 31, 2022:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	32,990.12
52 Weeks Ago:	34,575.31
52 Week High (on 1/4/2022):	36,799.65
52 Week Low (on 5/19/2022):	31,253.13

The following graph sets forth the daily index closing values of the INDU Index for the period from January 1, 2017 through May 31, 2022. The related table sets forth the published high and low index closing values, as well as end-of-quarter closing values, of the INDU Index for each quarter in the same period. The index closing value of the INDU Index on May 31, 2022 was 32,990.12. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical index closing values of the INDU Index should not be taken as an indication of its future performance, and no assurance can be given as to the value of the INDU Index at any time, including on the determination dates.

INDU Index Daily Closing Values January 1, 2017 through May 31, 2022

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Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Dow Jones Industrial AverageSM	High	Low	Dividends
2017
First Quarter	21,115.55	19,732.40	20,663.22
Second Quarter	21,528.99	20,404.49	21,349.63
Third Quarter	22,412.59	21,320.04	22,405.09
Fourth Quarter	24,837.51	22,557.60	24,719.22
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter	29,100.50	25,706.09	27,781.70
Fourth Quarter	30,606.48	26,501.60	30,606.48
2021
First Quarter	33,171.37	29,982.62	32,981.55
Second Quarter	34,777.76	33,153.21	34,502.51
Third Quarter	35,625.40	33,843.92	33,843.92
Fourth Quarter	36,488.63	34,002.92	36,338.30
2022
First Quarter	36,799.65	32,632.64	34,678.35
Second Quarter (through May 31, 2022)	35,160.79	31,253.13	32,990.12

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

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Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on May 31, 2022:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,132.15
52 Weeks Ago:	4,202.04
52 Week High (on 1/3/2022):	4,796.56
52 Week Low (on 5/19/2022):	3,900.79

The following graph sets forth the daily index closing values of the SPX Index for the period from January 1, 2017 through May 31, 2022. The related table sets forth the published high and low index closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The index closing value of the SPX Index on May 31, 2022 was 4,132.15. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical index closing values of the SPX Index should not be taken as an indication of its future performance, and no assurance can be given as to the value of the SPX Index at any time, including on the determination dates.

SPX Index Daily Closing Values January 1, 2017 through May 31, 2022

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Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

S&P 500® Index	High	Low	Dividends
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter (through May 31, 2022)	4,582.64	3,900.79	4,132.15

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
Interest period:

The annual period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Underlying index publisher:	With respect to the INDU Index, S&P Dow Jones Indices LLC, or any successor thereof. With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof.
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Record date:

The record date for each coupon payment date, including the coupon payment date scheduled to occur on the maturity date, shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity shall be payable to the person to whom the payment at maturity, as the case may be, shall be payable.

Denominations:	$1,000 and integral multiples thereof
Senior Note or Subordinated Note:	Senior
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date
Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Postponement of coupon payment dates and maturity date:

If any scheduled coupon payment date, including the maturity date, is not a business day, the applicable payment will be made on the next succeeding business day and no adjustment will be made to the payment made on any such succeeding business day.

If, due to a market disruption event or otherwise, any determination date for either underlying index is postponed so that it falls less than two business days prior to the scheduled coupon payment date or maturity date, as applicable, the coupon payment date or maturity date, as applicable, shall be postponed to the second business day following that determination date as postponed. In any of these cases, no adjustment shall be made to any payment made on that postponed date.

Postponement of determination dates:

If any scheduled determination date is not an index business day, that determination date will be postponed to the next succeeding index business day. In addition, if a market disruption event occurs on any scheduled determination date with respect to either underlying index, the index closing value for that underlying index only will be determined on the next succeeding index business day on which no market disruption event occurs with respect to that underlying index. The determination of the index closing value for the unaffected underlying index will not be postponed.

If the index closing value for either underlying index has not been determined by the fifth trading day following a scheduled determination date, the calculation agent will determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating that underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting that affected underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

Calculation agent:

MS & Co. and its successors.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the annual coupon payments and payment at maturity will be made by

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Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

the calculation agent and will be rounded to the nearest one hundred-thousandth, with five onemillionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the initial index values, the index closing values, the payments on the notes or whether a market disruption event has occurred. See “Market disruption event”, “Discontinuance of an underlying index; alteration of method of calculation” and “Alternate exchange calculation in case of an event of default” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Market disruption event:

With respect to each underlying index, market disruption event means:

(i)the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index, if trading in a security included in such underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:

With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Trustee:	The Bank of New York Mellon
Discontinuance of an underlying index; alteration of method of calculation:

If any underlying index publisher discontinues publication of the relevant underlying index and such underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined, and, to the extent the index closing value

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of such successor index differs from the index closing value of the relevant underlying index at the time of such substitution, proportionate adjustments shall be made by the calculation agent to the relevant initial index value.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, any determination date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date. The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of the notes.

If at any time, the method of calculating any underlying index or any successor index, or the value thereof, is changed in a material respect, or if any underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such underlying index or such successor index, as adjusted. Accordingly, if the method of calculating any underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Issuer notice to registered note holders, the trustee and the depositary:

In the event that any coupon payment date or the maturity date is postponed as described above, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the applicable any coupon payment date or the maturity date, as applicable, has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of any coupon payment date or maturity date, as applicable, the business day immediately preceding the scheduled coupon payment date or maturity date, as applicable, and (ii) with respect to notice of the date to which the coupon payment date or maturity date, as applicable, has been rescheduled, the business day immediately following the applicable determination date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, to be delivered with respect to each note, on or prior to 10:30 a.m. (New York City time) on the business day preceding the each coupon payment date (but if such trading day is not a business day, prior to the close of business on the business day preceding such coupon payment date) and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on each coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date) and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

Alternate exchange calculation in case of an	If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an

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event of default:

amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final determination date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

Under current law and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.” Except where stated otherwise, the following discussion is based on the treatment of the notes as “variable rate debt instruments.”

Coupon Payments on the Notes

Each coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Because the amount of a coupon payment in respect of an accrual period will not be known until the relevant coupon determination date, it is not clear how accrued interest will be determined prior to the relevant coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price for the notes. Because the amount of a coupon payment in respect of an accrual period may not be known until the relevant coupon determination date, it is not clear how much interest will be treated as having accrued on the notes at the time of a sale or exchange that occurs during the period. The capital gain or loss recognized upon a sale or exchange of the notes will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

If market conditions change prior to the notes’ issuance or if the Internal Revenue Service (the “IRS”) disagrees with our determination, alternative tax treatments are possible. In particular, the notes could be treated as subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders— Notes—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amounts of the contingent payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final prospectus supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax

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Morgan Stanley Finance LLC

Market-Linked Contingent Income Notes due June 30, 2027

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM and the S&P 500® Index

consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value of an underlying index, and, therefore, could increase the level at or above which such underlying index must close on the determination dates so that investors receive the higher coupon payment (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination dates, by purchasing and selling the underlying indices, futures and/or options contracts on the underlying indices that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the determination dates. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination dates approach. We cannot give any assurance that our hedging activities will not affect the value of an underlying index and, therefore, adversely affect the value of the notes or the payments on the notes (depending also on the performance of the other underlying index).

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the higher coupon payment, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement, prospectus and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Prospectus Supplement dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement, in the index supplement or in the prospectus.

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